Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2008 (December 4, 2008 as to the effects of the 2008 discontinued operations described in Note 9),  relating to the financial statements of Weingarten Realty Investors appearing in the Current Report on Form 8-K of Weingarten Realty Investors dated December 4, 2008, our reports dated February 29, 2008, relating to the financial statement schedules of Weingarten Realty Investors and the effectiveness of Weingarten Realty Investors’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
December 8, 2008